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EXHIBIT 99.1

               EMRISE CORPORATION COMPLETES INTERNAL INVESTIGATION


RANCHO CUCAMONGA, CALIFORNIA, August 21, 2006 - EMRISE CORPORATION (NYSE ARCA:ERI), a multi-national manufacturer of defense and aerospace electronic components and communications equipment, today announced that the Audit Committee of the Board of Directors has completed its internal investigation concerning the premature recognition of net sales of certain communications test equipment units sold by a Company subsidiary during the fourth quarter of 2004. The investigation was initiated in response to an inquiry from the staff of the Securities and Exchange Commission's Division of Enforcement. The Audit Committee has concluded, with the assistance of legal and accounting professionals, that approximately $224,000 of net sales of communications test equipment units that previously had been reported as revenue for the fourth quarter of 2004 did not meet applicable revenue recognition criteria until the first quarter of 2005. The Company expects to reflect this shift in revenue in its restated financial statements, which the Company anticipates filing with the Securities and Exchange Commission during October 2006. Although the premature recognition of revenue was confined to one order of product at a single business unit of the Company, the Audit Committee's investigation extended to all of the Company's business units. The Audit Committee did not discover evidence of any other improper revenue recognition within the subject business unit or any other business unit of the Company. The Company continues to cooperate fully with the Securities and Exchange Commission in its inquiry and will continue to update NYSE Arca on a monthly basis.

The Company anticipates filing its reports for the quarterly periods ended March 31, 2006 and June 30, 2006 concurrently with the filing of its restated financial statements.

The Company also announced the resignation of Randolph D. Foote as the Company's Chief Financial Officer effective August 18, 2006. Carmine T. Oliva, the Company's President and Chief Executive Officer, was appointed Interim Chief Financial Officer upon Mr. Foote's resignation. It is expected that Mr. Oliva will occupy this position until such time as the Company completes its search for a new Chief Financial Officer.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

With the exception of historical information, the matters discussed in this press release, including without limitation, the actual types and amounts of adjustments to be made to the Company's financial statements, the periods as to which adjustments may be required, and the timing of the preparation and filing of amended and new periodic reports, are forward-looking statements that involve a number of risks and uncertainties. The actual future results could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, additional information that may be discovered and actions that may be taken in preparing and filing the new periodic reports with the Securities and Exchange Commission; any actions that any governmental, judicial or regulatory agencies may take with regard to the Company or its affiliates or customers; and other risks detailed from time to time in the Company's public statements and its periodic reports and other filings with the Securities and Exchange Commission.